EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION INTO

FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST:	The name of each constituent corporation is Hollister & Blacksmith Inc., a Colorado corporation and Cannamerica Corp., a Delaware corporation.

SECOND:	The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD:	The name of the surviving corporation is Hollister & Blacksmith Inc., a Colorado corporation.

FOURTH:	The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH:	The merger is to become effective on September 29, 2014 at 12:01 a.m.

SIXTH:	The Agreement of Merger is on file at 3457 Ringsby Court, Suite 111, Denver, Colorado 80216-4900, the place of business of the surviving corporation.

SEVENTH:	A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH:	The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceedings. The Secretary of State shall mail any such process to the surviving corporation at 3457 Ringsby Court, Suite 111, Denver, Colorado 80216-4900.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 25th day of September, 2014.

By:	/s/ Corey Hollister
Name:	Corey Hollister
Title:	President and CEO